Exhibit (n)(3)

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form N-2 of OFS Capital, LLC, and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of both OFS Capital, LLC, a Delaware limited liability company, and OFS Capital Corporation, a Delaware corporation, and to all references to me in either capacity.

/s/ Robert J. Cresci
Name: Robert J. Cresci

June 23, 2010